Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 20, 2015) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its first fiscal quarter ended July 31, 2015.

Net sales for the first fiscal quarter increased 9% to $231.2 million compared with the same quarter of the prior fiscal year. The Company experienced growth in both the dealer and new construction channels during the first quarter of fiscal year 2016.

Net income was $15.2 million ($0.92 per diluted share) for the first quarter of the current fiscal year compared with $9.2 million ($0.59 per diluted share) for the first quarter of the prior fiscal year.

Gross profit for the first quarter of the current fiscal year was 21.7% of net sales compared with 17.5% in the same quarter of the prior year. Gross profit in the current quarter was favorably impacted by higher sales volume and improved operating efficiency.

Selling, general and administrative costs for the first quarter of the fiscal year 2016 were 11.4% of net sales compared with 11.3% in the same quarter of the prior year. The increase in the Company’s operating expense ratio was driven by increased performance based compensation costs.

The Company generated net cash from operating activities of $15.0 million during the first quarter of fiscal year 2016 compared with $9.3 million during the same period in the prior year. The improvement in the Company’s cash from operating activities was driven primarily by higher operating profitability. Net cash used by investing activities was $15.3 million during the first quarter of the current fiscal year compared with $3.3 million during the same period of the prior year due primarily to increased investment in property, plant and equipment. Net cash provided by financing activities was $3.8 million during the first quarter of the current fiscal year compared with a $3.6 million use of cash during the same period of the prior year. The company repurchased 30,555 shares of common stock at a cost of $1.8 million, a $2.3 million reduction from the prior year, and realized increased proceeds from the exercise of stock options of $3.0 million.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's

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AMWD Announces First Quarter Results

August 20, 2015

filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2015	2014

Net Sales	$231,198	$211,917
Cost of Sales & Distribution	181,025	174,803
Gross Profit	50,173	37,114
Sales & Marketing Expense	15,719	15,515
G&A Expense	10,731	8,411
Restructuring Charges, net	—	3
Operating Income	23,723	13,185
Interest & Other (Income) Expense	2	131
Income Tax Expense	8,563	3,816
Net Income	$15,158	$9,238

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	16,421,230	15,768,884

Income Per Diluted Share	$0.92	$0.59

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AMWD Announces First Quarter Results

August 20, 2015

Condensed Consolidated Balance Sheet
(Unaudited)
	July 31	April 30
	2015	2015

Cash & Cash Equivalents	$153,020	$149,541
Investments - certificates of deposit	37,750	35,500
Customer Receivables	53,106	46,142
Inventories	37,004	35,988
Other Current Assets	14,411	14,324
Total Current Assets	295,291	281,495
Property, Plant & Equipment	94,387	85,516
Other Assets	32,915	31,893
Total Assets	$422,593	$398,904

Current Portion - Long-Term Debt	$1,511	$1,457
Accounts Payable & Accrued Expenses	88,556	83,333
Total Current Liabilities	90,067	84,790
Long-Term Debt	21,287	21,498
Other Liabilities	61,975	62,774
Total Liabilities	173,329	169,062
Stockholders' Equity	249,264	229,842
Total Liabilities & Stockholders' Equity	$422,593	$398,904

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	July 31
	2015	2014

Net Cash Provided by Operating Activities	$15,017	$9,267
Net Cash Used by Investing Activities	(15,295)	(3,272)
Net Cash Provided (Used) by Financing Activities	3,757	(3,574)
Net Increase in Cash and Cash Equivalents	3,479	2,421
Cash and Cash Equivalents, Beginning of Period	149,541	135,700

Cash and Cash Equivalents, End of Period	$153,020	$138,121

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